EXHIBIT 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Our common stock, par value $0.01 per share (“Common Stock”), is the only class of our securities registered under the Securities Exchange Act of 1934. We are authorized to issue 100 million shares of Common Stock. Below is a summary of the material rights of our Common Stock. This summary is qualified by reference to the provisions of our Amended and Restated Certificate of Incorporation, dated November 30, 2004 (the “Certificate of Incorporation”), and Second Amended and Restated By-Laws, dated January 1, 2018 (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K.
Common Stock
Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Subject to the rights of holders of our capital stock (other than Common Stock) then outstanding, holders of Common Stock are entitled to receive ratably dividends, if any, as may be declared by our Board of Directors out of funds legally available for that purposes. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Liquidation Rights. In the event of our liquidation, dissolution or winding up, subject to preferences and rights of holders of our capital stock (other than Common Stock) then outstanding, the holders of Common Stock shall be entitled to share ratably in all assets available for distribution to stockholders.
Other Matters. The holders of Common Stock have no preemptive rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any shares of our capital stock (other than Common Stock) then outstanding. All outstanding shares of our Common Stock are fully paid and non-assessable.
Composition of Board of Directors; Election and Removal of Directors
In accordance with our Certificate of Incorporation and our Bylaws, the number of directors constituting the entire Board of Directors shall be not less than five nor more than 13. Subject to the rights of holders of our capital stock (other than Common Stock) then outstanding, the specific number of directors constituting the entire Board of Directors shall be as authorized from time to time exclusively by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors has taken, and will continue to take, all action necessary to comply with the applicable stock exchange rules, including appointing a majority of independent directors to the Board of Directors, and compensation and nominating and corporate governance committees composed entirely of independent directors.
We currently have eight directors. Our Certificate of Incorporation and our Bylaws provide that directors shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, and upon the election and qualification of their successors. Directors are elected by the vote of the majority of the votes cast by the holders of such class or classes or series entitled to vote, meaning that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.
Subject to the rights of holders of our capital stock (other than Common Stock) then outstanding, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall, if occurring prior to the expiration of the term of office of the class in which such vacancy or increase occurs, be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum and any directors so elected shall hold office until the next election of the class for which such directors have been elected and until their successors are elected and qualified. At any meeting of our Board of Directors, except during the existence of an emergency and except as otherwise provided in the Certificate of Incorporation or Bylaws, one-third of the total number of directors shall constitute a quorum for the transaction of business. During the existence of an emergency, three directors shall constitute a quorum for the transaction of business.

Subject to the rights of holders of our capital stock (other than Common Stock) then outstanding, any director, or the entire board of directors, may be removed from office at any time prior to the expiration of his, her or their term of office, but only for cause and only by the affirmative vote of the holders of record of outstanding shares representing at least 80% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. A director may resign at any time by giving written notice to the corporation, addressed to the Chief Executive Officer or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein.
Certain Corporate Anti-Takeover Provisions
Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

We are authorized to issue 20 million shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such Preferred Stock adopted from time to time by the Board of Directors. Our Certificate of Incorporation authorizes our Board of Directors, without the approval of our stockholders, to fix:

•	the consideration for which the shares of such series are to be issued;

•	the number of shares constituting such series;

•
the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of capital stock of the corporation;

•	whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative;

•	the voting rights, if any, to be provided for shares of such series;

•	the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

•
the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of capital stock of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange;

•	the redemption price or prices and other terms of redemption, if any, for shares of such series; and

•	any and all other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series.
Classified Board of Directors
Our Certificate of Incorporation and Bylaws provide that our Board of Directors is divided into three classes, as nearly equal in number as possible. Subject to the rights of holders of our capital stock (other than the Common Stock) then outstanding, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, an equal number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one.
Removal of Directors; Vacancies
Our Certificate of Incorporation provides that, subject to the rights of holders of our capital stock (other than Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office, but only for cause and only by the affirmative vote of the holders of record of outstanding shares representing at least 80% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.
Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors then in office, even if less than a quorum.

Limitations on Calling Stockholder Meetings
Our Certificate of Incorporation provides that meetings of stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, by the Chairman of the Board, or by the Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.
Supermajority Voting Requirement
Our Certificate of Incorporation provides that the following corporate actions shall require approval of the holders of record of outstanding shares representing at least two-thirds of the voting power of all of the shares of our capital stock then entitled to vote on such matter, voting together as a single class:

•	the dissolution of the corporation;

•	the sale, lease, exchange or conveyance of all or substantially all of the property and assets of the corporation; or

•
the adoption of an agreement of merger or consolidation, but no stockholder approval shall be required for any merger or consolidation which, under the laws of the State of Delaware, need not be approved by the stockholders of the corporation.

No Stockholder Action by Written Consent
Our Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders and may not be effect by any consent in writing by such stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that any stockholder who intends to bring any matter (other than in connection with the election of directors) before an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the corporation not less than 120 calendar days prior to the first anniversary of the date that the corporation’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that the date of such meeting has been changed by more than 30 calendar days from the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the 150th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made.
Our Bylaws provide that any stockholder who intends to nominate one or more persons for election as directors at a meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the corporation not less than 50 calendar days nor more than 75 calendar days prior to the meeting; provided, however, that in the event that less than 60 calendar days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which such notice or prior public disclosure of the date of meeting was mailed or such public disclosure was made, whichever first occurs.
Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at a meeting of stockholders.
Amendment of Our Certificate of Incorporation
The affirmative vote of the holders of record of outstanding shares representing at least two-thirds of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, repeal or adopt any provision or provisions inconsistent with, Section (2) of Article V, Sections (2), (3) and (4) of Article VI, and Articles VIII, X, XI and XII of our Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least two-thirds of the entire Board of Directors.
Amendment of Our Bylaws
Our Bylaws provide that they may be altered, amended or repealed by the stockholders or by the Board of Directors; provided, however, that any alteration, amendment or repeal of the Bylaws by the stockholders whether adopted by them or otherwise must be by the affirmative vote of the holders of at least 80% of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Limitation of Liability and Indemnification
Our Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law with respect to the following:

•	breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the General Corporation Law of Delaware (governing distributions to stockholders); or

•	any transaction from which the director derived an improper benefit.
If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as amended (the “DGCL”). No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Our Bylaws provide that each person who is, or was, or has agreed to become a director or officer of the corporation, and each person who is, or was, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the corporation to the fullest extent permitted by the DGCL.  However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our Board of Directors.  The Bylaws provide that this right to indemnification will not be exclusive of any other right which any person may have or may in the future acquire under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Bylaws also permit the corporation to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit the corporation to indemnify such person against such liability.

The corporation currently maintains a directors’ and officers’ liability insurance policy.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe  his conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigation action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.
We believe these provisions assist in attracting and retaining qualified individuals to serve as directors.
Listing
Shares of Common Stock are listed on the New York Stock Exchange under the symbol “NP.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.